Exhibit 99.1

Media Relations:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden Communications
973-582-3498	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports Fiscal 2008
Fourth Quarter Financial Results

Full Year Revenue Up Over 45% Year-Over-Year
Full-Year Audio and Web Conferencing Services Revenue
Increases 77% Year-Over-Year

Company Expects Government Sector and Global iEncode Distribution,
to Drive Fiscal 2009 Growth

POMPANO BEACH, FL – December 29, 2008 – Onstream Media Corporation (NASDAQ: ONSM), an online service provider of live and on-demand internet video, announced today its financial results for the fourth fiscal quarter, the period ended September 30, 2008.

Fourth Quarter Financial Highlights

•	Fourth quarter revenue of approximately $4.4 million, up 6.5% from approximately $4.1 million reported in the fourth fiscal quarter last year.
•	Gross profit margin of 65.0%, compared to 65.1% for the fourth quarter in the prior fiscal year.
•	Operating expenses as a percent of sales decreased to approximately 91.5% from approximately 110.8% in the prior-year fourth quarter and compared to 101.4% in the third quarter of this fiscal year.
•
The net loss for the fourth quarter of fiscal 2008 was almost entirely due to non-cash items and as a result, net cash used in operating activities (before changes in current assets and liabilities) was approximately $93,000 for the quarter ended September 30, 2008.

Full Fiscal Year Financial Highlights

•	Revenue for the full fiscal year was approximately $17.6 million, up 45.2% from the approximately $12.1 million for the prior fiscal year.
•	Gross profit margin of 67.0%, compared to 64.3% for fiscal 2007.
•	Operating expenses as a percent of sales decreased to approximately 103.4% from approximately 126.4% in the prior fiscal year.
•
The net loss for the full fiscal year of  2008 was almost entirely due to non-cash items and as a result, net cash used in operating activities (before changes in current assets and liabilities) was approximately $345,000 for the 12 months ended September 30, 2008.

Financial Discussion

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Fourth Quarter FY 2008

Revenue for the quarter was approximately $4.4 million, an increase of 6.5% compared to the fourth fiscal quarter of last year, and down 2.6% compared sequentially to the approximately $4.5 million for the third quarter of the current fiscal year. The revenue growth over the fourth fiscal quarter of last year was primarily due to a 17.6% increase in the Digital Media Services Group, which was offset by a 1.1% decrease in revenues from the Audio and Web Conferencing Services Group.

Consolidated gross margin for the quarter was approximately $2.8 million, or 65.0% gross profit margin, compared with gross margin of approximately $2.7 million, or 65.1% of revenues, in the fourth fiscal quarter last year. The gross margin on revenue related to Infinite Conferencing was approximately 78.8% for the quarter and the Webcasting division contributed gross profit margin of approximately 57.0%.

Total operating expenses for the quarter were approximately $4.0 million compared to approximately $4.5 million in the prior-year fourth quarter. The decrease was primarily due to a 12.5% decrease in compensation expenses and a 52.6% decrease in professional fees related to lower investor relations and public relations expenses. The Company reported a loss from operations (before interest expense and other non operating items) of approximately $1.2 million for the fourth quarter of the current year compared to a loss from operations (before interest expense and other non operating items) of approximately $1.9 million the fourth quarter last year. Included in this current quarter loss was $1.1 million in depreciation and amortization expenses, which represents an increase of 8.8%, compared to the $1.0 million in similar expenses in the prior-year fourth quarter.

The consolidated net loss for the current quarter was approximately $(1.3) million, or $(0.03) loss per share (based on 42.6 million weighted average shares outstanding), as compared to a loss of approximately $(1.7) million, or $(0.04) loss per share (based on 41.8 million weighted average shares outstanding) for the prior-year fourth quarter. The 26.6% decrease in the net loss was primarily due to decreased compensation expenses and the decrease in professional fees as well as a decrease in other non-operating expenses.

Onstream utilized approximately $93,000 of cash for operating activities, before changes in current assets and liabilities, during the three months ending September 30, 2008. Onstream’s cash balance was approximately $674,000 as of September 30, 2008.

Fiscal Year 2008

For the full-year of fiscal 2008, total revenue was a record $17.6 million, up 45.2% from the $12.1 million for the 12 months of fiscal 2007 primarily due to increased revenues from the Audio and Web Conferencing Services Group. Gross margin for the fiscal year was approximately $11.8 million, resulting in gross profit margin of 67.0%, compared to gross margin of approximately $7.8 million, or gross profit margin of 64.3% for the prior fiscal year. Total operating expenses for fiscal 2008 were approximately $18.2 million, an increase of 18.8% compared to total operating expenses of approximately $15.3 million in the prior fiscal year. The loss from operations for fiscal 2008 was approximately $(6.4) million compared to a loss from operations of approximately $(7.5) million in fiscal 2007. The net loss for fiscal 2008 was approximately $(6.6) million, or $(0.16) per basic and fully diluted share (based on 42.3 million weighted average shares outstanding) compared to a net loss of approximately $(14.8) million, or $(0.48) per basic and fully diluted shares (based on 30.6 million weighted average shares outstanding) in the prior-year period.

Onstream utilized approximately $345,000 of cash for operating activities, before changes in current assets and liabilities, during the full fiscal year compared to $1.9 million utilized during the prior year.

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Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “During 2008, we achieved many objectives, which I expect will become evident and beneficial throughout 2009.  From an R&D standpoint, in the beginning of 2008, we released the enhanced version of Store and Stream, our entry level DMSP service and today we have more than 300 clients (including several large hosting clients).  More recently we announced an upgrade to Store and Stream called Streaming Publisher, our advanced video publishing platform.  Also in 2008, we introduced our first version of iEncode, our ‘webcast in a box’ appliance and began integrating this self-administered, high-margin technology into clients and resellers. An update to iEncode is scheduled for the second quarter of fiscal 2009 making it easier to setup and use.  In May 2008, we announced our intent to acquire Narrowstep with the primary purpose to integrate the Narrowstep’s proven TelvOS Internet TV technology to create another level of capability in our DMSP platform.  In our Infinite Conferencing Division, we completed an administration tool for our more than 2,000 conferencing service users to enable them to look at their usage and other statistics from a web-based portal. Finally, based on the continuing acceptance and use of Silverlight technology, Microsoft’s latest entry to the streaming video market, we have integrated the Silverlight technology into our webcasting services and soon our DMSP will be Silverlight capable as well. And our development staff did all this while they provided substantial new client customization services for our more advanced clients to meet their specialized requirements.  As a result, Onstream Media has created a strong competitive position within the video on the web space through our comprehensive, best-in-class solutions to help a wide range of customers acquire, process, and distribute video over the Internet to phones, PCs and TVs.”

 “As you can see we have made the necessary investments to create a best-in-class product suite and during 2009 we will continue to expand and grow our sales and marketing infrastructure to proliferate usage of our services worldwide,” Mr. Selman added. “We have upgraded our sales staff in the Infinite Conferencing division and as a result we expect this division will significantly improve our overall corporate cash flow as a result of increasing revenues during 2009. In addition, we believe the relationships we created with several large resellers of our web conferencing solutions during 2008 will pay dividends during 2009.  In our Webcasting division, our iEncode product has been well received by several resellers and direct clients and we anticipate growth from this innovative product during 2009 and beyond. Clients and resellers of this new service include: Stratosphere, The National Press Club, Georgetown University, Subway Sandwiches, Reed Medical and Studio J.  And looking at the results from 2008 from our government group, I believe we will see substantial growth from both our existing clients and new business opportunities currently in the works from our Qwest relationship and the Federal government’s Networx project. We currently provide services to federal government clients including the Nuclear Regulatory Commission, U.S. State Department, U.S. Commerce Department, U.S. Department of Education, NOAA Severe Storms Laboratory, Federal Election Commission, Institute of Museum and Library Services as well as state governments including those of California, Oklahoma, Louisiana, Massachusetts, and New York.”

Mr. Selman continued, “While the desired progress has clearly taken longer than we expected, we believe we are well positioned to achieve our remaining goals during 2009. We expect to see an acceleration in our revenue growth related to our DMSP division, as well as exceed our prior revenue growth in Audio and Web Conferencing Services. We continue to make significant investments in our Digital Media Services segment, in order to further differentiate Onstream as this industry matures. To date, as I mentioned, we currently have more than 300 clients using our DMSP service (including large hosting clients), up from approximately 230 at the end of our third fiscal quarter. And the diversity of our client base proves the platform has widespread appeal.  At this rate of growth we expect that we will meet or exceed our revenue objectives for 2009. In addition, the proposed acquisition of Narrowstep not only will provide a beneficial technology but is expected to add cash to our balance sheet, expanding our capital reserves to support our continued investment in new product development.”
Nasdaq Compliance

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On October 1, 2008 the Company received a letter from NASDAQ stating that its common stock is subject to delisting since it failed to hold the required annual shareholder meeting by September 30, 2008, the end of the Company’s fiscal year. Company representatives attended a hearing with the NASDAQ Listing Qualifications Panel on November 20, 2008, at which time they appealed the deficiency and sought an extension of the annual meeting date requirement. On December 22, 2008 the Company received a letter from NASDAQ stating that the NASDAQ Listing Qualifications Panel had granted the Company’s request that its securities continue to be listed on NASDAQ, provided that it hold its annual shareholder meeting on or before February 28, 2009.  Notwithstanding the Panel’s decision to continue the Company’s common stock’s listing on the NASDAQ Capital Market, the Panel issued the Company a public reprimand letter for its failure to hold an annual meeting for the prior fiscal year in a timely manner. The Company’s management believes that this listing requirement would be met by the shareholder meeting contemplated in the joint proxy statement/S-4 prospectus now filed with the SEC but not yet declared effective.

On the second issue, related to its bid price and market value, the Company has received some positive news. NASDAQ has extended the delisting suspension of the bid price and market value of publicly held shares requirement until April 20, 2009. At that time the Company will have another 75 days or until July 3, 2009 to regain compliance. When combined with the Company’s opportunity to request a formal hearing if the matter is not resolved by that date, the Company believes this gives it sufficient time to regain compliance on the bid price issue, and it further believes its financial performance and the market conditions will improve over the coming months, which would give it a reasonable opportunity to do so.

Outlook

“Looking forward to 2009, we expect continued growth in all segments despite a very questionable economy and general business outlook.  Our pending acquisition of  Narrowstep, which if it closes as we expect by the end of the second fiscal quarter, will begin contributing revenues in the third fiscal quarter further increasing our anticipated revenue growth.  Onstream is well positioned to offer our enterprise and government clients an alternative to costly travel for meetings and a suite of communications services that can be significantly cost effective to enable them to reduce costs in light of the economic conditions.  In addition, we believe further revenue growth will be seen in our government sector, related to the Qwest Networx contract, our Auction Video initiatives, and from our iEncode solution. Our goal, at a minimum is to achieve positive cash flow for the year, based on our expectations of maintaining relatively fixed costs while growing our revenue base.”

Teleconference

Onstream Media will hold a conference call at 4:30 p.m. ET on Monday, December 29, 2008, to discuss its fiscal 2008 fourth quarter financial results for the period ended September 30, 2008. The teleconference and related webcast will occur on Monday, December 29, 2008 at 4:30 p.m. Eastern Time. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=54121 or by calling 1-866-682-6100 or 201-499-0416. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=54121.

About Onstream Media:

Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds, utilizing Onstream Media’s Auction Video™ (patent pending) technology. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

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Select Onstream Media customers include: AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Deutsche Bank, Disney, National Press Club, NHL, MGM, PR Newswire, WireOne, Shareholder.com, and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Additional Information and Where to Find It

Onstream has filed with the SEC a Registration Statement on Form S-4, which includes a joint proxy statement/prospectus of Onstream and Narrowstep and other relevant materials in connection with the proposed transaction. ONCE DECLARED EFFECTIVE BY THE SEC, THE JOINT PROXY STATEMENT/PROSPECTUS WILL BE MAILED TO THE STOCKHOLDERS OF ONSTREAM AND NARROWSTEP. INVESTORS AND SECURITY HOLDERS OF ONSTREAM AND NARROWSTEP ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONSTREAM, NARROWSTEP AND THE PROPOSED TRANSACTION. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Onstream or Narrowstep with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  Investors and security holders may obtain free copies of the documents filed with the SEC by Narrowstep at narrowstep.com or by contacting Narrowstep Investor Relations via telephone at (609) 945-1772. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Onstream at www.onstreammedia.com or by contacting Onstream’s Investor Relations via telephone at 646-536-7331. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Narrowstep and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Narrowstep and Onstream in favor of the proposed transaction. Information about the directors and executive officers of Narrowstep and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

Onstream and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Onstream and Narrowstep in favor of the proposed transaction. Information about the directors and executive officers of Onstream and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

Tables Follow

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2008	September 30, 2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$674,492	$560,230
Accounts receivable, net of allowance for doubtful accounts of $30,492 and $65,254, respectively	2,545,450	2,620,177
Prepaid expenses	328,090	565,649
Inventories	94,689	85,459
Other current assets	77,422	137,632
Total current assets	3,720,143	3,969,147

PROPERTY AND EQUIPMENT, net	4,056,770	5,551,026
INTANGIBLE ASSETS, net	3,731,586	5,108,604
GOODWILL, net	21,696,948	21,696,948
OTHER NON-CURRENT ASSETS	639,101	157,931

Total assets	$33,844,548	$36,483,656

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,059,376	$2,266,134
Amounts due to shareholders and officers	109,419	109,419
Deferred revenue	128,715	215,400
Notes and leases payable – current portion, net of discount	1,774,264	138,629
Total current liabilities	5,071,774	2,729,582

Notes and leases payable, net of current portion	109,151	255,329
Convertible debentures, net of discount	795,931	-

Total liabilities	5,976,856	2,984,911

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Series A-10 Convertible Preferred stock, par value $.0001 per share, authorized 700,000 shares, 74,841 and 69,196 issued and outstanding, respectively	8	7
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 42,625,627 and 41,880,707 issued and outstanding, respectively	4,262	4,188
Additional paid-in capital	130,078,354	129,090,403
Unamortized discount	(20,292)	(98,491)
Accumulated deficit	(102,194,640)	(95,497,362)
Total stockholders’ equity	27,867,692	33,498,745

Total liabilities and stockholders’ equity	$33,844,548	$36,483,656

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

			(Unaudited)

	Twelve Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
REVENUE:
DMSP and hosting	$1,440,584	$778,385	$355,304	$269,480
Network usage	2,235,078	2,105,477	520,440	511,429
Webcasting	5,924,507	4,769,053	1,465,430	1,213,006
Audio and web conferencing	7,262,685	3,198,818	1,835,398	1,860,255
Other	724,369	1,263,312	189,595	245,815
Total revenue	17,587,223	12,115,045	4,366,167	4,099,985

COSTS OF REVENUE:
DMSP and hosting	606,947	348,228	143,500	141,566
Network usage	938,487	895,573	229,822	229,422
Webcasting	2,134,765	1,722,901	629,633	554,102
Audio and web conferencing	1,476,575	545,615	388,484	324,848
Other	654,251	806,768	136,666	179,586
Total costs of revenue	5,811,025	4,319,085	1,528,105	1,429,524

GROSS MARGIN	11,776,198	7,795,960	2,838,062	2,670,461

OPERATING EXPENSES:
General and administrative:
Compensation	9,257,629	6,679,964	1,808,809	2,066,624
Professional fees	1,970,007	3,344,615	360,022	759,264
Other	2,735,816	2,183,298	722,004	704,443
Depreciation and amortization	4,215,669	3,099,940	1,103,614	1,014,169
Total operating expenses	18,179,121	15,307,817	3,994,449	4,544,500

Loss from operations	(6,402,923)	(7,511,857)	(1,156,387)	(1,874,039)

OTHER (EXPENSE) INCOME, NET:
Interest income	1,781	69,487	-	1,600
Interest expense	(244,678)	(7,464,897)	(113,338)	(3,877)
Debt extinguishment loss	-	(135,000)	-	-
Other income, net	84,362	284,214	3,019	151,032

Total other (expense) income, net	(158,535)	(7,246,196)	(110,319)	148,755

Net loss	$(6,561,458)	$(14,758,053)	$(1,266,706)	$(1,725,284)

Loss per share – basic and diluted:

Net loss per share	$(0.16)	$(0.48)	$(0.03)	$(0.04)

Weighted average shares of common stock outstanding – basic and diluted	42,329,391	30,636,669	42,594,344	41,846,315

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